EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Parent
Banner Corporation
Subsidiaries	Percentage of Ownership	Jurisdiction of State of Incorporation
Banner Bank (1)	100%	Washington
Islanders Bank (1)	100%	Washington
Banner Capital Trusts II, III, IV, V, VI, and VII (1)	100%	Washington
Springer Development LLC (2)	100%	Washington
Community Financial Corporation (2)	100%	Oregon
Northwest Financial Corporation (2)	100%	Washington
Banner Investment Advisors, LLC (2)	100%	Washington
Siuslaw Statutory Trust I (1)	100%	Connecticut
Elements Merger Sub, LLC (1)	100%	Washington
Nickerson Street Associates, LLC (2)	100%	Washington
Blue Star Properties, Inc. (2)	100%	Oregon
PremierWest Investment Services, Inc. (2)	100%	Oregon

(1)	Wholly-owned by Banner Corporation
(2)	Wholly-owned by Banner Bank